Exhibit 23.3

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2023, with respect to the consolidated financial statements of Digital Realty Trust, Inc. and Digital Realty Trust, L.P., and the effectiveness of internal control over financial reporting of Digital Realty Trust, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

March 16, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.